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                                                                      EXHIBIT 12





                       RAYONIER INC. AND SUBSIDIARIES

                     RATIO OF EARNINGS TO FIXED CHARGES

                                 (UNAUDITED)
                            (THOUSANDS OF DOLLARS)



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
                                                                       Nine Months
                                                                  Ended September 30,
                                                                  ---------------------

                                                              1996                     1995
                                                            --------                 ---------
Earnings:
Net Income                                                $   62,449                $ 108,525
Add:
 Income Taxes                                                 24,900                   51,358
 Minority Interest                                            21,315                   21,039
 Amortization of Capitalized Interest                          1,473                    1,233
                                                            --------                 --------
                                                             110,137                  182,155

Adjustments to Earnings for Fixed Charges:
 Interest and Other Financial Charges                         20,677                   26,054
 Interest Factor Attributable to Rentals                       1,083                    1,107
                                                            --------                 --------
                                                              21,760                   27,161
                                                            --------                 --------
EARNINGS AS ADJUSTED                                      $  131,897                $ 209,316
                                                           =========                 ========

Fixed Charges:
 Fixed Charges above                                      $   21,760                $  27,161
 Capitalized Interest                                          1,994                      857
                                                            --------                 --------
TOTAL FIXED CHARGES                                       $   23,754                $  28,018
                                                           =========                 ========


RATIO OF EARNINGS AS ADJUSTED TO
 TOTAL FIXED CHARGES                                            5.55                     7.47
                                                                ====                     ====
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